                                                           EXHIBIT 2.1


                         ____________________________________

                                  PURCHASE AGREEMENT

                             DATED AS OF MARCH 2, 1998

                                        AMONG

                            NORTHWEST AIRLINES CORPORATION

                             NEWBRIDGE PARENT CORPORATION

                              BARLOW INVESTORS III, LLC

                                         AND

                                   THE GUARANTORS
                                   SIGNATORY HERETO

                         ____________________________________

                                  TABLE OF CONTENTS


                                                                        PAGE

                            ARTICLE I

                           DEFINITIONS . . . . . . . . . . . . . . . . .  1
1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                            ARTICLE II

                   PURCHASE AND SALE OF SHARES . . . . . . . . . . . . .  4
2.1  Purchase and Sale of Shares . . . . . . . . . . . . . . . . . . . .  4
2.2  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . .  4
2.3  Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
2.4  Interest Payment. . . . . . . . . . . . . . . . . . . . . . . . . .  4

                           ARTICLE III

                  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . .  5
3.1  Representations and Warranties of Parent and Holdco Sub . . . . . .  5
3.2  Representations and Warranties of the Seller and the
Guarantors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
3.3  Representations and Warranties of the Guarantors. . . . . . . . . .  7

                            ARTICLE IV

                            COVENANTS. . . . . . . . . . . . . . . . . .  8
4.1  Covenants of the Seller and the Guarantors. . . . . . . . . . . . .  8
4.2  Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . 10


                            ARTICLE V

                      CONDITIONS TO CLOSING. . . . . . . . . . . . . . . 10
5.1  Conditions to Obligation of Parent and Holdco Sub . . . . . . . . . 10
5.2  Conditions to Obligations of the Seller and the Guarantors. . . . . 11

                            ARTICLE VI

                         INDEMNIFICATION . . . . . . . . . . . . . . . . 11
6.1  Indemnification by Parent and Holdco Sub. . . . . . . . . . . . . . 11
6.2  Losses Net of Insurance, etc. . . . . . . . . . . . . . . . . . . . 12
6.3  Termination of Indemnification. . . . . . . . . . . . . . . . . . . 12
6.4  Procedures Relating to Indemnification Under Article VI . . . . . . 12
6.5  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                                         -i-

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                                                                        PAGE

                           ARTICLE VII

                        GENERAL PROVISIONS . . . . . . . . . . . . . . . 15
7.1  Termination or Abandonment of Agreement . . . . . . . . . . . . . . 15
7.2  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
7.3  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
7.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
7.5  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
7.6  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
7.7  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . 17
7.8  Entire Agreement; No Oral Waiver; Construction. . . . . . . . . . . 17
7.9  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
7.10  No Third-Party Rights. . . . . . . . . . . . . . . . . . . . . . . 18
7.11  Submission To Jurisdiction . . . . . . . . . . . . . . . . . . . . 18
7.12  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
7.13  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . 18
7.14  Survival of Representations. . . . . . . . . . . . . . . . . . . . 19

          PURCHASE AGREEMENT, dated as of March 2, 1998, among NORTHWEST AIRLINES CORPORATION, a Delaware corporation ("PARENT"), NEWBRIDGE PARENT CORPORATION, a Delaware corporation and, as of the date of this Agreement, a wholly owned subsidiary of Parent ("HOLDCO SUB"), BARLOW INVESTORS III, LLC, a California limited liability company (the "SELLER"), and the guarantors signatory hereto (the "Guarantors").


                                W I T N E S S E T H :


          WHEREAS, the Guarantors own in the aggregate, and on the Closing Date (as defined herein) the Seller will own, of record and beneficially, 979,000 shares (the "SHARES") of Class A Common Stock, par value $.01 per share (the "COMPANY CLASS A COMMON STOCK"), of Continental Airlines, Inc. (the "COMPANY");

          WHEREAS, on or prior to the Closing Date, the Guarantors will transfer the Shares (or arrange for the transfer of an equivalent number of shares of Company Class A Common Stock) to the Seller (the date on which such transfer occurs, the "TRANSFER DATE");

          WHEREAS, the Guarantors desire Seller to sell, Seller wishes to sell, and Parent and Holdco Sub wish to purchase, the Shares upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

          1.1 DEFINED TERMS. Terms not otherwise defined herein shall have the following meanings:

          "AFFILIATE" means, when used with respect to another Person, any Person who is, whether directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

          "AGREEMENT" means this Purchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

          "BENEFICIALLY OWN" has the meaning given such term in Rule 13d-3 under the Exchange Act, as in effect on the date hereof. As used herein, the phrases "BENEFICIAL OWNERSHIP" and "BENEFICIAL OWNER" have correlative meanings.

          "BUSINESS COMBINATION" means (i) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (ii) any purchase or sale of all or any significant portion of the assets of the Company, (iii) any issuance or other sale by the Company of any shares of Company Class A Common Stock or (iv) any issuance or other sale by the Company of securities representing 20% or more (in any transaction or series of transactions) of the Voting Power (as such term is defined in the Investment Agreement) of the Company or any of its subsidiaries.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or in Minneapolis, Minnesota.

          "CREDIT AGREEMENT" means the Amended and Restated Credit Agreement dated as of October 16, 1996, among Parent, NWA Inc., Northwest Airlines, Inc., ABN AMRO Bank N.V., Bankers Trust Company, Chase Securities Inc., Citibank, N.A., National Westminster Bank PLC, First Bank National Association and various lending institutions.

          "DOLLARS" and "$" mean lawful currency of the United States of America.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "GOVERNMENTAL AUTHORITY" means any foreign, federal, state or local government or any court, administrative agency or commission or other governmental agency or authority, whether domestic or foreign.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INVESTMENT AGREEMENT" means the Investment Agreement dated as of January 25, 1998, among Parent, Holdco Sub, Air Partners, L.P., the Partners of Air Partners, L.P., signatory thereto, and the Transferors named therein.

          "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other arrangement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "MATERIAL ADVERSE EFFECT" with respect to any Person means a material adverse effect (i) on the financial condition, business, liabilities, properties, assets or results of operations of such Person and its subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement.

          "PERSON" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "RESTRICTIONS" means, when used with respect to any specified security, any stockholders or other trust agreement, option, warrant, escrow, proxy, buy-sell agreement, power of attorney or other contract, agreement or arrangement which (i) grants to any Person the right to sell or otherwise dispose of or vote such specified security or any interest therein or (ii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits by reason of, the ownership of such specified security.

          "REVOLVING INTEREST RATE" means at any time a rate equal to the sum of the "Applicable Eurodollar Margin" and the "Eurodollar Rate" at the time in effect under the Credit Agreement, assuming a 30-day Interest Period (as defined in the Credit Agreement); PROVIDED, HOWEVER, that no amendment to the Credit Agreement shall have the effect of modifying the Revolving Interest Rate hereunder.

          "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

          "TRANSACTIONS" means the transactions described in Section 2.3(b).


                                      ARTICLE II

                             PURCHASE AND SALE OF SHARES

          2.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions of this Agreement, Holdco Sub agrees to purchase from the Seller, and the Seller agrees to sell to Holdco Sub, the Shares free and clear of any Lien or Restriction created by the Seller or otherwise binding upon any such shares for cash, as more fully set forth in this Article II.

          2.2 PURCHASE PRICE. Holdco Sub shall pay to the Seller in respect of each share of Company Class A Common Stock owned by the Seller $60.82, for an aggregate purchase price (the "PURCHASE PRICE") of $59,542,780.

          2.3 CLOSING DATE. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1(a) and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing (the "CLOSING") of the transactions contemplated by Section 2.1 will take place on the earlier of (i) the second Business Day following satisfaction or waiver of the conditions set forth in Article V and (ii) the date of the Closing under the Investment Agreement, or at such other date and time as the parties shall otherwise mutually agree, at the offices of Simpson Thacher &

Bartlett, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m., New York City time (the date on which the Closing occurs (the "CLOSING DATE")).

          (b) At the Closing, the following actions shall occur:

          (i)    Holdco Sub shall pay or cause to be paid the aggregate
     Purchase Price to or for the account of the Seller by wire transfer to such bank account (the "DESIGNATED BANK ACCOUNT") as the Seller shall designate in writing no later than two Business Days prior to the Closing Date;

          (ii) The Seller shall deliver to Parent and Holdco Sub or their designee such documents as Parent and Holdco Sub may reasonably request, including certificates for the Shares, to evidence the transfer to Parent and Holdco Sub or their designee of good and marketable title in and to all of the Shares free and clear of any Lien or Restriction on such Shares; and

          (iii) Each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under
     Article V.

          2.4 INTEREST PAYMENT. In the event the Closing does not occur on or prior to May 25, 1998 (the "INTEREST ACCRUAL DATE"), Parent shall pay to the Seller at the Closing by wire transfer to the Designated Bank Account a lump-sum cash amount equal to the interest accrued (a) at the Revolving Interest Rate from (and including) the Interest Accrual Date to (but excluding) the six month anniversary of the Interest Accrual Date and (b) at a rate of 10% per annum from and including such six month anniversary to (but excluding) the Closing Date, in each case on the aggregate Purchase Price. Such interest shall be payable only if the Closing occurs.


                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

          3.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO SUB. Each of Parent and Holdco Sub represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

          (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Holdco Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Holdco Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect with respect to Parent or Holdco Sub.

          (b) CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Holdco Sub of this Agreement and the consummation by Parent and Holdco Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including by resolution of the respective Boards of Directors of Parent and Holdco Sub. This Agreement has been duly executed and delivered by each of Parent and Holdco Sub and constitutes a valid and binding agreement of each of Parent and Holdco Sub, enforceable against Parent or Holdco Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law). .

          (c) NO CONFLICT. Other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of the United States Department of Transportation (the "DOT") and the European Commission, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Parent or Holdco Sub and the consummation by Parent and Holdco Sub of the transactions contemplated hereby, except for such filings the failure of which to be made, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Parent, Holdco Sub and their subsidiaries, taken as a whole, or to prevent or materially delay the consummation of the transactions contemplated hereby.

          3.2 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE GUARANTORS. The Seller and each of the Guarantors represents and warrants to Parent and Holdco Sub as of the date hereof and as of the Closing Date as follows:

          (a) ORGANIZATION, STANDING AND POWER OF THE SELLER. The Seller has the requisite power and authority to enter into and perform all of its obligations under this Agreement (including the power and authority without further action on the part of the Guarantors, other than transferring the Shares (or arranging for the transfer of an equivalent number of shares of Company Class A Common Stock) to the Seller prior to the Closing, to consummate the Transactions (including transferring the shares to Parent or Holdco Sub) and to comply with Sections 4.1(a) and 4.1(b)). Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the Transactions nor compliance by the Seller with the provisions hereof conflicts with or results in any breach of the Limited Liability Company Operating Agreement of the Seller (the "LLC AGREEMENT"). There is no beneficiary or holder of voting trust certificates or other interest of any trust of which the Seller is trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the Transactions.

          (b) AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation by the Seller of the Transactions have been duly authorized by the Seller (and by the Guarantors and no other action by any member of the Seller or any other Person controlling the Seller is required in order for the consummation of the Transactions by the Seller to be duly authorized). This Agreement has been duly and validly authorized, executed and delivered by the Seller and constitutes the Seller's valid and binding agreement, enforceable against the Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law). The members of the Seller are Thomas Hacker and H.P. Partners, a California limited partnership.

          (c) TITLE TO SHARES. At the Closing the Seller will be the direct and record owner of 979,000 shares of Company Class A Common Stock. No person has the right to acquire from the Seller, and the Seller is not a party to any contract, understanding, commitment, arrangement or other agreement to sell, transfer or otherwise dispose of, the Shares. At the Closing the Seller will have good and valid title to the shares of Company Class A Common Stock described in the first sentence of this Section 3.2(c), free and clear of any Liens or Restrictions and it will have the full legal right, power and authority to assign, transfer and deliver such shares to Parent pursuant hereto. On and after the Transfer Date, the Seller will have the sole voting power, and sole power of disposition, with respect to all of such shares of Company Class A Common Stock and there will be no restrictions on the Seller's ability to transfer such shares to Parent or Holdco Sub on the Closing Date.

          (d) NO CONFLICT. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby, except for such filings the failure of which to be made, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Seller and its subsidiaries, if any, taken as a whole, or to prevent or materially delay the consummation of the Transactions.

          3.3 REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS. Each Guarantor represents and warrants to Parent and Holdco Sub as of the date hereof and as of the Closing Date as follows:

          (a) POWER OF THE GUARANTORS. Such Guarantor has the legal capacity, power and right to enter into and perform all of its obligations under this Agreement (including the capacity to comply with Sections 4.1(a) and 4.1(b)). Neither the execution and delivery of this Agreement by such Guarantor nor the consummation by such Guarantor of the Transactions nor compliance by such Guarantor with the provisions hereof conflicts with or results in any breach of any document that binds or otherwise restricts the activities of such Guarantor. There is no beneficiary or holder of voting trust certificates or other interest of any trust of which such Guarantor is trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the Transactions. If such Guarantor is married and such Guarantor's Shares constitute community property, such Guarantor's spouse has consented to this Agreement and the transactions contemplated hereby.

          (b) AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation by such Guarantor of the Transactions have been duly authorized by such Guarantor. This Agreement has been duly and validly authorized, executed and delivered by such Guarantor and constitutes such Guarantor's valid and binding agreement, enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

          (c) TITLE TO SHARES. The Guarantors are, and at all times prior to the Transfer Date will be, the beneficial owners of, in the aggregate, at least 979,000 shares of Company Class A Common Stock (the "SALE SHARES"). No person has the right to acquire, and such Guarantor is not a party to any contract, understanding, commitment, arrangement or other agreement to sell, transfer or otherwise dispose of, the Sale Shares owned by or issuable to such Guarantor, other than margin agreements and similar pledge agreements supporting borrowings by such Guarantor in accordance with such Guarantor's past practices. Such Guarantor has good and valid title to the Sale Shares, free and clear of any Liens or Restrictions, other than margin agreements and similar pledge agreements supporting borrowings by such Guarantor in accordance with such Guarantor's past practices, and such Guarantor has the full legal right, power and authority to assign, transfer and deliver such shares to the Seller in accordance with this Agreement and the LLC Agreement, and to authorize the transfer of such Shares by the Seller pursuant hereto free and clear of all Liens and Restrictions. Such Guarantor has the sole voting power, and sole power of disposition, with respect to all of such shares of Company Class A Common Stock and there will be no restrictions on its ability to transfer such shares to Parent or Holdco Sub on the Transfer Date.

          (d) NO CONFLICT. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by such Guarantor and the consummation by such Guarantor of the Transactions, except for such filings the failure of which to be made, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on such Guarantor and its subsidiaries, if any, taken as a whole, or to prevent or materially delay the consummation of the Transactions.

          (e) TRANSFER. Each Guarantor has irrevocably agreed to transfer such number of Shares (or to arrange for the transfer of an equivalent number of shares of Company Class A Common Stock) to the Seller as is required in order to permit the consummation of the Transactions.

          (f) VOTING INSTRUCTION. Each Guarantor has determined and advised the Seller that until the Transfer Date the Shares will be voted as set forth in Section 4.1(b).

                                      ARTICLE IV

                                      COVENANTS

          4.1 COVENANTS OF THE SELLER AND THE GUARANTORS.

          (a) RESTRICTION ON TRANSFER OF SHARES, PROXIES AND NON-INTERFERENCE. Neither the Guarantors nor the Seller shall, directly or indirectly, without the prior written consent of Parent: (i) except pursuant to or as expressly contemplated hereby, offer for sale, sell (including short sales), transfer, tender or, except pursuant to a margin agreement or similar pledge agreement supporting borrowings by such Guarantor in accordance with such Guarantor's past practices, pledge, encumber or assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender or, except pursuant to a margin agreement or similar pledge agreement supporting borrowings by such Guarantor in accordance with such Guarantor's past practices, pledge, encumbrance, assignment or other disposition of, any or all of the Shares, (ii) except as expressly contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into any other voting arrangement with respect to any Shares; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing it from performing its obligations under this Agreement; or commit or agree to take any of the foregoing actions.

          (b) VOTING. The Seller and each of the Guarantors hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company (or at any adjournments or postponements thereof), however called, or in any other circumstances upon which the Seller's or the Guarantors' vote, consent or other approval is sought or otherwise eligible to be given, the Seller or such Guarantor, as applicable, shall vote (or cause to be voted) no fewer than the number of Shares, if any, owned by it at such time (as set forth on the signature page hereof, in the case of the Guarantors), except as otherwise agreed to in writing in advance by Parent, against the following actions: (i) any Business Combination (other than a Business Combination with Parent or its affiliates); and (ii) (A) any change in the majority of the board of directors of the Company; (B) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; and (C) any other material change in the Company's corporate structure or business; and neither the Seller nor the Guarantors shall enter into any agreement or understanding with any Person or entity prior to the termination of this Agreement to vote or give instructions after such termination in a manner inconsistent with the preceding sentence.

          (c) PROXY. Prior to the Transfer Date the Guarantors hereby grant to, and on and after the Transfer Date the Seller hereby grants to, and each appoints, Robert L. Friedman and any other designee of Parent, individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Shares as indicated in, and solely for the purposes of, Section 4.2(b) (except that to the extent that either Guarantor shall provide Parent with reasonably satisfactory proof that it shall have caused a third party to transfer shares of Company Class A Common Stock to the Seller, such proxy and attorney-in-fact shall be terminated with respect to such number of Shares). The Guarantors and the Seller intend this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the matters set forth in Section 4.2(b) with respect to the Shares. Notwithstanding the foregoing, Parent agrees that the proxy granted by this Section 4.2(c) shall be deemed to be revoked upon the termination of this Agreement in accordance with its terms.

          (d) NO CONVERSIONS. The Guarantors and the Seller agree not to convert any shares of Company Class A Common Stock, which are subject to this Agreement, into shares of Company Class B Common Stock.

          (e) BINDING OBLIGATIONS. Notwithstanding, and without in any way limiting, any other provision of this Agreement, the Seller and each of the Guarantors acknowledge that, subject to the satisfaction (or waiver by it) of the conditions set forth in Section 5.2, its obligation to consummate the Transactions, including the transfer of the Shares to the Seller by the Guarantors and the sale to Holdco Sub and Parent of the Shares, is absolute and unconditional and shall not terminate except in accordance with Section 7.1, irrespective of, without limitation, any receipt by the Company of any proposal for a Business Combination or any resolution by the Board of Directors of the Company to approve a Business Combination or otherwise.

          (f) RELEASE OF SELLER FROM CERTAIN OBLIGATIONS. In the event that the Parent delivers a "Release Notice" to the Seller, as such term is defined in
Section 4.2(j) of the Investment Agreement, the Seller and each Guarantor shall be released from its obligations under Sections 4.1(a) and (b). The Release Notice shall become effective upon the delivery thereof to the Seller in accordance with the terms of this Agreement.

          (g) TRANSFER OF SHARES. Prior to the Closing Date the Guarantors shall irrevocably transfer the Shares (or cause to be transferred an equivalent number of shares of Company Class A Common Stock) to the Seller.

          4.2 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

          (b) Each party hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to intentionally and knowingly take any action with the intention and knowledge that such action would make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling it from performing any of its obligations under this Agreement.

                                                                             10
                                      ARTICLE V

                                CONDITIONS TO CLOSING

          5.1 CONDITIONS TO OBLIGATION OF PARENT AND HOLDCO SUB. The obligations of Parent and Holdco Sub to effect the Transactions are further subject to the satisfaction (or waiver by Parent and Holdco Sub) of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller and the Guarantors set forth in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date). Parent and Holdco Sub shall have received a certificate signed by the Seller and the Guarantors to the effect set forth in this paragraph.


          (b) PERFORMANCE OF OBLIGATIONS OF THE SELLER AND THE GUARANTORS. The Seller and the Guarantors shall have performed in all material respects all of the covenants and the obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Parent and Holdco Sub shall have received a certificate signed by the Seller and the Guarantors to the effect set forth in this paragraph.

          (c) CLOSING UNDER INVESTMENT AGREEMENT. The conditions to the obligations of the parties to the Investment Agreement to close the transactions provided for therein shall have been satisfied or waived by the parties for whose benefit such conditions exist.

Parent and Holdco Sub agree that if all the conditions set forth in this Section
5.1 have been satisfied or waived by them, the Closing shall occur simultaneously with the closing under the Investment Agreement

          5.2 CONDITIONS TO OBLIGATIONS OF THE SELLER AND THE GUARANTORS. The obligations of the Seller and the Guarantors to effect the Transactions are further subject to the satisfaction (or waiver by the Seller and the Guarantors) of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Holdco Sub set forth in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date), and the Seller and the Guarantors shall have received a certificate signed on behalf of Parent and Holdco Sub to the effect set forth in this paragraph.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND HOLDCO SUB. Each of Parent and Holdco Sub shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller and the Guarantors shall have received a certificate signed on behalf of Parent and Holdco Sub to the effect set forth in this paragraph.

          (c) CLOSING UNDER INVESTMENT AGREEMENT. The conditions to the obligations of the parties to the Investment Agreement to close the transactions provided for therein shall have been satisfied or waived by the parties for whose benefit such conditions exist.


                                      ARTICLE VI

                                   INDEMNIFICATION

          6.1 INDEMNIFICATION BY PARENT AND HOLDCO SUB. From and after the date of this Agreement, whether or not the Transactions are consummated, Parent and Holdco Sub shall, jointly and severally (and shall cause their respective subsidiaries to) indemnify the Seller and each Guarantor and their respective affiliates, directors, officers, employees, partners, stockholders, agents and representatives (including attorneys and accountants) (collectively, the "REPRESENTATIVES") against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("LOSS") suffered or incurred by any such indemnified party arising from or relating to any lawsuit by any governmental body or any present or former stockholder of the Company naming any of the parties entitled to indemnification hereunder (each an "INDEMNIFIED PARTY") and seeking to enjoin or otherwise prevent, prohibit or impede the consummation of the Transactions or otherwise challenging the Transactions; PROVIDED, HOWEVER, that such indemnity will not cover actions taken or failed to be taken by the Seller or any Guarantor which constitute a breach of Sections 4.1(a) or 4.1(b) of this Agreement.

          The Seller and each Guarantor acknowledge and agree that, should the Closing occur, their sole and exclusive remedy with respect to any and all claims relating to the transaction as described in this Section 6.1 shall be pursuant to the indemnification provisions set forth in this Article VI.

          6.2 LOSSES NET OF INSURANCE, ETC. The amount of any Loss for which indemnification is provided under this Article VI shall be net of any amounts actually recovered by the indemnified party under insurance policies (net of the cost of obtaining such recovery). Any Guarantor entitled to indemnification under insurance policies shall, at the request of Parent or Holdco Sub, use its reasonable best efforts to obtain such indemnification under such insurance policies before seeking indemnification from Parent or Holdco Sub, and any expenses incurred in connection therewith shall be advanced by the party obligated to provide such indemnification (the "INDEMNIFYING PARTY"). It is understood that the indemnification obligation of Parent and Holdco Sub is secondary and supplemental to any indemnification under any insurance policy maintained for the benefit of the indemnified party. The indemnifying party shall not be relieved of its obligation to advance fees and expenses to the indemnified party in accordance with Section 6.4 (or to indemnify any indemnified person under this Article VI) by reason of any claim under any insurance policy, but shall be entitled to receive, and the indemnified party does hereby assign to the indemnifying party the right to receive, direct payment of any recovery under any such claim.

          6.3 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto shall not terminate, except that the obligations of Parent and Holdco Sub pursuant to Section 6.1 terminate upon a termination by either party pursuant to Section 7.1(a), but only with respect to actions or omissions from and after the time of such termination.

          6.4 PROCEDURES RELATING TO INDEMNIFICATION UNDER ARTICLE VI.

          (a) An indemnified party entitled to any indemnification in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "THIRD PARTY CLAIM") shall notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 Business Days after receipt by such indemnified party of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure (it being understood that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give notice).

          (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and unconditionally acknowledges its obligation to indemnify the indemnified party with respect to such Third Party Claim, to assume the defense thereof with counsel selected by the indemnifying party and not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party (except that, for any period following receipt of notice of any Third Party Claim during which the indemnifying party has failed to assume the defense of such claim, the indemnifying party shall pay such fees and expenses as incurred), it being understood that the indemnifying party shall control such defense; PROVIDED, that the indemnifying party shall not take any action in the conduct of such defense that would materially adversely affect the indemnified party without the consent of the indemnified party. The indemnified party shall also have the right to employ no more than one separate counsel for all indemnified parties (and no more than one local counsel in any jurisdiction where it is reasonably necessary) not reasonably objected to by the indemnifying party, at the expense of the indemnifying party, but only if: (i) the use of counsel chosen by the indemnifying party to represent the indemnified party or parties would present such counsel with a conflict of interest, (ii) the actual or potential defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or are in addition to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall in writing authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

          (c) If the indemnifying party elects to assume the defense of any Third Party Claim, all of the indemnified parties, including indemnified parties under the Investment Agreement, shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include (upon the indemnifying party's reasonable request) the provision to the indemnifying party of existing records and information which are reasonably relevant to such Third Party Claim, and making themselves (in the case of individuals) and using reasonable best efforts to make their employees and their Representatives, if any, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to attend depositions, give testimony or otherwise appear at any trial or hearing to the extent reasonably requested by the indemnifying party. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim, and which would not otherwise adversely affect the indemnified party.

          (d) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (but shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim, which fees and expenses the indemnifying party shall pay as incurred in advance of the final disposition of such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; PROVIDED, HOWEVER, that the foregoing shall not apply to any Third Party Claim prior to the Closing seeking to enjoin or otherwise prevent, prohibit or impede the consummation of the Transactions, which Third Party Claim prior to the Closing shall be defended jointly by the indemnifying party and the indemnified party, it being understood and agreed that (i) only one counsel (plus only one local counsel in any jurisdiction where it is reasonably necessary) shall be permitted for all of the indemnified parties and (ii) if the parties cannot in good faith agree on a particular matter, such dispute shall be resolved in good faith by the indemnifying party, with a good faith effort to balance the interests of both the indemnified parties and the indemnifying party. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. In the event that the indemnifying party is not permitted to assume the defense of any Third Party Claim pursuant to this Section 6.4(d), the indemnified party shall not agree to any settlement, compromise or discharge of such Third Party Claim which by its terms obligates the indemnifying party to pay any monetary damages or otherwise imposes any obligation on the indemnifying party without the prior written consent of the indemnifying party.

          (e) In the event that the indemnified party is entitled to retain counsel at the indemnifying party's expense in accordance with Section 6.4(b) or
Section 6.4(d), the indemnifying party shall reimburse the indemnified party for the reasonable fees, costs and expenses of such counsel upon presentation of invoices detailing with reasonable specificity the nature of the services provided and the basis of the fees, costs and expenses incurred.

          6.5 ARBITRATION. In the event that any parties are unable to resolve any dispute as to whether an indemnified party is entitled to indemnification hereunder and/or the amount of the related claim, the exclusive method for resolving such dispute shall be binding, nonappealable arbitration in New York, New York initiated by a party by a written notice to the other party demanding arbitration and specifying the claim to be arbitrated. Such arbitration shall be conducted pursuant to the Expedited Procedures of the Commercial Arbitration Rules ("RULES") of the American Arbitration Association ("AAA"), with the following modifications. The party initiating arbitration (the "CLAIMANT") shall appoint its arbitrator in its request for arbitration (the "REQUEST").
The other party (the "RESPONDENT") shall appoint its arbitrator within 15 Business Days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 15 Business Day period, the arbitrator named in the Request shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 15 Business Days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third arbitrator has accepted the appointment, the two party-appointed arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to so appoint a third arbitrator, then the appointment of the third arbitrator shall be made by the AAA, which shall promptly notify the parties of the appointment. The third arbitrator shall act as chairperson of the panel. Upon appointment of the third arbitrator, the arbitrators shall proceed to commence and conduct all proceedings promptly and in accordance with the Rules. The arbitral award shall be in writing and shall be final and binding on the parties to the arbitration. The arbitrator shall be instructed to award costs, including reasonable attorneys' fees and disbursements, which shall be paid by the party against whom the award is entered. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets, without review of the merits of the award, in accordance with Section 7.11.


                                     ARTICLE VII

                                  GENERAL PROVISIONS

          7.1 TERMINATION OR ABANDONMENT OF AGREEMENT. (a) This Agreement may be terminated and abandoned at any time prior to the Closing:

          (i)    by mutual consent of Parent and the Seller in writing;

          (ii) by either Parent or the Seller if the Closing shall not have occurred prior to the first anniversary of the date of this Agreement (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to such first anniversary); or

          (iii) by either Parent or the Seller if the Investment Agreement shall be terminated by any party thereto in accordance with the terms thereof.

          (b) In the event of termination of this Agreement by either Parent or the Seller as provided in Section 7.1(a), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Seller, other than this Article VII. Nothing contained in this Section shall relieve any party for any willful breach of the representations, warranties, covenants or agreements set forth in this Agreement.

          7.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all fees, commissions and other expenses incurred by any party hereto in connection with the negotiation of this Agreement and the other transactions contemplated hereby, including any fees and expenses of their respective counsel, shall be borne by the party incurring such fee or expense.

          7.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

          7.4 NOTICES. All notices, requests, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given if delivered as follows:

          If to Parent or Holdco Sub:

                 Northwest Airlines Corporation
                 5101 Northwest Drive
                 St. Paul, Minnesota  55111-3034
                 Attention:  General Counsel
                 Fax:  (612) 726-7123

                 with a copy to:

                 Simpson Thacher & Bartlett
                 425 Lexington Avenue
                 New York, New York  10017-3954
                 Attention:  Robert L. Friedman, Esq.
                 Fax:  (212) 455-2502

          If to the Seller or either Guarantor:

                 Barlow Investors III, LLC
                 c/o Equibond, Inc.
                 100 Wilshire Blvd., Suite 1700
                 Santa Monica, California  90401
                 Attention:  Thomas Hacker
                 Fax:  (310) 260-6025


                 with a copy to:

                 Paul, Hastings, Janofsky & Walker LLP
                 695 Town Center Drive
                 Costa Mesa, California  92626-1924
                 Attention:  Peter J. Tennyson, Esq.
                 Fax:  (714) 979-1921

or to such other address as any party shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or (iii) on the date received, if sent by fax.

          7.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN NEW YORK AND WITHOUT REGARD TO THE APPLICATION OF PRINCIPLES OF CONFLICT OF LAWS.

          7.6 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          7.7 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Holdco Sub and Parent, prior to or after the consummation of the transactions contemplated by Sections 2.1 and 2.2, each may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its wholly owned subsidiaries or to one another or to any partnership of which it is the general partner, but no such assignment shall relieve it of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, assigns and heirs.

          7.8 ENTIRE AGREEMENT; NO ORAL WAIVER; CONSTRUCTION. This Agreement and the agreements, certificates and other documents contemplated hereby and thereby constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection therewith. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement or the transactions contemplated hereby. This Agreement may not be amended, changed or terminated orally, nor shall any amendment, change, termination or attempted waiver of any of the provisions of this Agreement be binding on any party unless in writing signed by the parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement and no waiver of any provision of or default under this Agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement has been negotiated by the parties hereto and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

          7.9 SEVERABILITY. If any provision of this Agreement (or any portion thereof) shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement (and portions thereof) shall not be affected and shall remain in full force and effect.

          7.10 NO THIRD-PARTY RIGHTS. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any Person other than the parties hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          7.11 SUBMISSION TO JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to or arising from this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the United States of America sitting in the Southern District of New York or, in the absence of Federal jurisdiction, the Commercial Part of the Supreme Court of the State of New York for New York County;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the address for notices to it set forth in Section 7.4; and

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other appropriate jurisdiction.

          7.12 REMEDIES. Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and
(ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other parties hereto without the necessity of proving irreparable injury or actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

          7.13 FURTHER ASSURANCES. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          7.14 SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing and shall terminate at the close of business on the first anniversary of the Closing Date other than with respect to Sections 3.2(c) and 3.3(c) which shall not terminate.

          IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Agreement as of the day and year first above written.


"Parent"                                NORTHWEST AIRLINES CORPORATION


                                        By: /s/ Douglas M. Steenland
                                            --------------------------------
                                             Name: Douglas M. Steenland
                                             Title: Senior Vice-President,
                                                    General Counsel and
                                                     Secretary

"Holdco Sub"                            NEWBRIDGE PARENT CORPORATION


                                        By: /s/ Douglas M. Steenland
                                            --------------------------------
                                             Name: Douglas M. Steenland
                                             Title: Vice President, Secretary
                                                    and Assistant Treasurer


"Seller"                                BARLOW INVESTORS III, LLC


                                        By: /s/ Thomas Hacker
                                            ------------------------------
                                             Name:  Thomas Hacker
                                             Title:  Manager

"Guarantor"                             HAKATAK ENTERPRISES, INC.


                                        By: /s/ Thomas Hacker
                                            ------------------------------
                                             Name: Thomas Hacker, President
                                             (255,300 shares)

"Guarantor"                             JAY BUCHBINDER


                                        /s/ Jay Buchbinder
                                        -----------------------------------
                                             (723,700 shares)